MODIFICATION OF MANUFACTURING, MARKETING AND DISTRIBUTION
AGREEMENT, DATED 10/16/2003

The Modification Agreement, dated April 30th 2005, is entered into between Direct Success LLC # (“Direct Success”) and Banjo Buddies (“Banjo”) and is intended to modify and alter certain provisions of the Manufacturing, Marketing, and Distribution Agreement (“Agreement”) previously executed on or about October 10, 2003.

WHEREAS, the parties previously entered into a Manufacturing, Marketing and Distribution Agreement on or about October 10, 2003 which established the rights and obligations of Direct Success to manufacture, use, distribute, sell, advertise and promote the products described in said agreement; and

WHEREAS, Direct Success is current negotiating with Tristar Products, Inc. concerning the manufacturing, marketing and distribution of the Banjo Minnow; and

WHEREAS, The parties desire to hereby modify the terms of said Agreement for the mutual benefit of each party, and in connection of which is hereby acknowledged;

NOW THEREFORE, the parties agree as follows;

1.
Section 1.1 (g) of the Agreement is hereby modified and replaced in its entirety to read as follows;” The right to appoint such sub-distributors as Direct Success, in its sole judgment, may deem appropriate in order to market and distribute the Products.” This modification specifically permits and allows Direct Success to contract with and appoint Tristar Products, Inc to manufacture, use, distribute, sell, advertise and promote the products described in said Agreement pursuant to the terms and conditions set forth in the Manufacturing, Marketing and Distribution Agreement between Direct Success and Tristar Products, Inc dated May ___,2005, a copy of which is attached as exhibit “A”. Notwithstanding the above Direct Success agrees that it will not approve any contract by Tristar with Joe Renosky or C&J. Plastics or any of their affiliates or any companies or individuals that were previously engaged by Banjo Buddies or Tristar in the manufacturing of Banjo products prior to the 2001 calendar year, and any changes to the original agreement between Tristar and Direct Success referred to above shall be made only with written approval of Banjo Buddies, as both Direct Success and Banjo Buddies view certain elements critical to the protection of both parties.

2.
 Royalty set forth in Section 2 of the Agreement is hereby modified to reflect the following: Consideration to Banjo: Direct Success will pay Banjo a royalty on all sales including Test Marketing sales based on the amount of Direct Response Gross Sales and Retain Gross Sales. For cumulative Direct Response Gross Sales less than $10,000,000.00 the royalty percentage will be three percent (3%) for Direct Response Gross Sales from $10,000,000.00 to $20,000,000.00 the royalty percentage will be increased to four percent (4%); and for Direct Response Gross Sales in excess of $20,000,000.00 the royalty percentage will increase to five percent (5%). For cumulative Retail Gross Sales less than $10,000,000.00 the royalty percentage will be four percent (4%); for Retail Gross Sales from $10,000,000.00 to $20,000,000.00 the royalty percentage will be increased to five percent (5%); and for Retail Gross Sales in excess of $20,000,000.00 the royalty percentage will increase to six percent (6%).

            2.1     Royalties will be paid within 20 days of receipt by Direct Success from Tristar by Direct Success to Banjo on Direct Response Gross Sales, as defined below, and Retail Gross Sales, as defined below, in accordance with the provisions below (the aforesaid royalties are sometimes referred to collectively herein as “ Royalties”). Royalty statements shall accompany all Royalty payments and itemize Kits and Upsells and, where practicable, the categories of sales, media expenditures and prices charged for the Products Delinquent royalty payments shall bear no interest at 10% per annum for a period of one year and 18% thereafter.

                     2.2   “Direct Response Gross Sales” shall mean the gross monies received by Tristar Products, Inc., Direct Success or any Direct Success parent, subsidiary or affiliated company or otherwise credited to Direct Success’s account anywhere in the Territory in connection with the sale of Product and Upsell via inbound telephone calls, remittances mailed in, or other means, in response to the televising of the Commercial, and via any means or media other than those specified as Retail Gross Sales including, without limitation, internet sales, telemarketing and telemarketing reads, credit card syndication, catalogs after deducting therefrom:

                           (a) All payments to customers on account of rejection or return of any products;

                           (b) All loses due to credit card chargebacks and bad checks:

                           (c) All applicable state sales taxes if collected;

In the event Direct Success assigns or retains a third party independently market the Prodcut on television in the United States, the applicable royalty percentage noted in Section 2 above due Banjo shall accrue and be paid by Direct Success on sales as if they were made by Direct Success.

                     2.3 “ Retail Gross Sales” shall mean the gross monies received by Tristar Products, Inc., Direct Success or credited to Direct Success’s account anywhere in the Territory in connection with the sale of Products and Upsells to home shopping channels or retail establishments that intend on reselling the Products or Upsells to consumers, after deducting therefrom:

(a) All payments to customers on account of rejection or return of any products;

                            (b) All loses due to credit card chargebacks and bad checks:

                            (c) All applicable state sales taxes if collected;

      3.      Section 2.6 of the Agreement is hereby modified to permit the licensing or sale of Banjo Marketing Rights pursuant to the terms and conditions set forth in the Manufacturing, Marketing and Distribution Agreement between Direct Success and Tristar Products, Inc dated May ____ 2005, a copy of which is attached as exhibit “A”.

      4.    Section 7 of the Agreement is hereby modified and replaced in its entirety to read as follows: “Direct Success will obtain and maintain at it sole expense, or require Tristar Products, Inc to obtain and maintain during the term a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000) per incident and Two Million Dollars ($2,000,000) in the aggregate naming Banjo, Direct Success and Tristar Products, Inc, their respective officers, directors and employees as additional insured’s. Such insurance policies shall provide that they cannot be cancelled or modified without the insured first giving Banjo a thirty (30) days prior written notice. Direct Success will indemnity and hold Banjo harmless from all claims arising out of the advertising materials or sale of the product (except with respect to any claim contesting Banjo’s rights to grant Direct Success the rights set forth in Section 1.1 of the agreement.

      5.       Section 8 of this Agreement is hereby modified to require the $90,000 in Royalties or fees in lieu of Royalties per year to extend the Agreement each year to be paid in the following manner:

For calendar year 2005:

No minimums for the first two quarters:
a minimum of $45,000 cumulative year to date through the end of the 3rd quarter:
a minimum of $90,000 cumulative year to date through the end of the 4th quarter:

For yearly extensions thereafter:
a minimum of $22,500 cumulative year to date through the end of the 1st quarter:
a minimum of $45,000 cumulative year to date through the end of the 2nd quarter:
a minimum of $67,500 cumulative year to date through the end of the 3rd quarter: and a minimum of $90,000 cumulative year to date through the end of the 4th quarter

5.1 In the advent that any minimum royalty payments due Banjo fall in arrears by 30 days or more, then Banjo shall have the right to notify Direct Success or its successor or successors by certified mail, that there is material breach of contract and that unless Banjo receives the full amount of payment due, within 15 days of receipt of said notice, then all rights to market, sell or promote its products are cancelled and returned to Banjo. No further action shall be required by Banjo should the full payment not be made within the stated 15 day time period. This action shall not, in any event, remove the obligations of any past or future royalties that are obligated under the original Agreement as stated in 2.1 above.

      6.     Section 9.3 of the Agreement is hereby modified to increase the time permitted Direct Success to retain the non-exclusive rights to advertise, market and sell the Products following expiration or termination of the Agreement from 6 months to one year as long as all Royalties are current and not in arrears.

      7.       Direct Success shall provide Banjo Buddies with copies of any and all reports it receives from media buyers, telemarketing companies and fulfillment houses pursuant to any and all agreements between Direct Success, Tristar and all vendors. The information anticipated by this paragraph shall include shipments to all retail vendors or distributors, retail accounts, receivable earnings and sales registers showing units sold and the dollar amount of cash sales invoice issued. Furthermore, the information shall include monthly statements concerning number of kits purchased to the number sold or inventory through all distribution channels.

     8.      If Tristar or any other subcontractor materially breaches its obligations under any distribution agreement. Direct Success shall, at its own expense, prosecute and vigorously litigate against the breaching party for all damages incurred. Banjo Buddies shall have the right to independently prosecute and litigate against any breaching party should Direct Success fail to act in a reasonable manner.

    9.    Any and all distribution agreements between Direct Success and a third party distributor shall in no case eliminate, reduce or impair the rights afforded Banjo Buddies in the original Manufacturing, Marketing and Distribution Agreement date October 3, 2003.

   10.      No change, alterations or design of the current Banjo Minnow or its logo shall be made by Direct Success or any subcontractor or distributor without the prior written consent of Banjo Buddies

   11.   Direct Success shall immediately inform Banjo Buddies of any and all disrepencies, failures to perform, failures to abide by written or oral agreements, or warnings of future failures, between Direct Success and any subcontractor or distributor.

   12.    Direct Success, nor any of its subcontractors or distributors shall alter the name “Banjo Minnow” on the products offered for sale without the express written consent of Banjo Buddies. Any new names, trademarks or other intellectual property developed by Tristar or in conjunction with the sale of the Banjo product shall become sole property of Banjo Buddies at the conclusion of the sell-off period noted in Paragraph 9.3 of the Manufacturing, Marketing and Distribution Agreement between Direct Success and Tristar Products, Inc.

   13.    Any attempt by Direct Success or any of its subcontractors or distributors to remove or replace Wayne Hockmeyer as permanent spokes person shall require prior written approval of the board of directors of Banjo Buddies.

   14.    The Banjominnow.com website will have a permanent link to Banjominnowparts.com on which Wayne Hockmeyer shall be permitted to offer and sell fishing trips and competitions as well as display his email address wayne@banjominnow.com.

   15.       Wayne Hockmeyer shall have the right to maintain the e-mail address of wayne@banjominnow.com.

   16. Direct Success shall not assign the rights to sell parts (defined as any configuration of the Product that contains less than ten (10) fishing lures or packets of fishing lures of only one size with no limit on hooks, fish eyes, o-rings or weedguards) to Tristar, Joe Renosky, C&L Plastics or any of their affiliates without Banjo’s written permission.

   17.   It is expressly agreed upon and understood that the modification set forth in this document are entirely contingent on Direct Success entering into a Marketing and Distribution Agreement with Tristar Products, Inc for rights concerning the Banjo Minnow. The provisions of this document shall go into effect when an agreement with Tristar Products, Inc. is fully executed and Tristar pays Direct Success for its existing inventory.

By Direct Success, Inc- Managing Member

Dated: 5/6/05

/s/ Michael S. DeBenon
Michael S. DeBenon Secretary/Treasurer

Banjo Buddies

Dated: 4/20/05

/s /Wayne Hockmeyer
Wayne Hockmeyer, President